UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014 Annual Meeting

of Stockholders and Proxy Statement

11:00 a.m., Houston, Texas Time, on Tuesday, April 29, 2014

Whitney Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010

Letter from the Chairman, President & CEO

Dear MRC Global Stockholders:

I am pleased to invite you to the Annual Meeting of stockholders of MRC Global Inc. to be held on Tuesday, April 29, 2014, at 11:00 a.m., Houston, Texas time, at the Whitney Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

Details about the meeting and the business to be conducted during the meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We will also provide a brief question-and-answer period at the Annual Meeting.

Your vote is very important. Even if you cannot attend the Annual Meeting, please vote as soon as possible. You may vote by mail, over the internet or by telephone. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your continued support and continued interest in MRC Global Inc.

Best regards,

Andrew R. Lane

March 25, 2014

1	General	49	Outstanding Equity Awards at 2013 Fiscal Year-End

1	Matters to Be Considered at the Annual Meeting
		50	Option Exercises and Stock Vested During 2013

1	Questions and Answers About the Annual Meeting and Voting
		50	Nonqualified Deferred Compensation

7	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	51	Nonqualified Deferred Compensation for 2013

		51	Potential Payments upon Termination or Change in Control

	Proposal I
10	Proposal to Elect Directors	58	Certain Relationships and Related Transactions

14	Corporate Governance and Board Matters
		59	Related Party Transaction Policy
16	Board of Directors
		60	Section 16(a) Beneficial Ownership Reporting Compliance
16	Director Independence

17	Board Leadership Structure	61	Report of the Audit Committee

17	Risk Oversight	62	Principal Accounting Fees and Services

18	Meetings of the Board and Committees	62	Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

18	Meetings of Non-Management Directors

19	Committees of the Board	63	Proposal III
			Ratification of the Appointment of Independent Registered Public Accounting Firm
20	Legal Proceedings

20	Non-Employee Director Compensation	63	Incorporation by Reference

23	Compensation Discussion and Analysis	63	Website Access to Reports and Other Information

41	Compensation Committee Report

	Proposal II
42	Advisory Vote on Named Executive Officer Compensation

43	Risk in Relation to Compensation Programs

43	Employment and Other Agreements

46	Summary Compensation Table for 2013

48	Grants of Plan-Based Awards in Fiscal Year 2013

MRC Global Inc.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, Texas 77010

Notice of Annual Meeting of Stockholders

April 29, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of the stockholders of MRC Global Inc. will be held.

Details for the meeting are as follows:

TIME	11:00 a.m., Houston, Texas time, on Tuesday, April 29, 2014

PLACE	Whitney Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010

ITEMS OF BUSINESS	I. To elect the 10 director nominees that this Proxy Statement identifies, each for a one-year term;

II. To conduct an advisory vote on the company’s named executive officer compensation;

III. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

IV. The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after adjournment.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 10, 2014.

ANNUAL REPORT	Our 2013 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the Annual Meeting:

• Call the toll-free telephone number shown on the proxy card;

• Vote via the internet on the website shown on the proxy card; or

• Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 29, 2014: The Annual Report and Proxy Statement are available at www.edocumentview.com/MRC.

By order of the Board of Directors,

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

Houston, Texas – March 25, 2014

MRC Global Inc.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, Texas 77010

Proxy Statement - General

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation, for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting in the Whitney Room, Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 on Tuesday, April 29, 2014, at 11:00 a.m., Houston, Texas time. Unless the context otherwise requires, all references in this Proxy Statement to “MRC Global,” the “Company,” “we,” “us,” and “our” refer to MRC Global Inc. and its consolidated subsidiaries.

Our telephone number is 713-655-1005 or 877-294-7574, and our mailing address is 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010. Our website is located at www.mrcglobal.com. Information on our website does not constitute part of this Proxy Statement.

As the rules of the Securities and Exchange Commission (“SEC”) permit, we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the internet. This Proxy Statement and our 2013 Annual Report are available at www.edocumentview.com/MRC, which does not have “cookies” that identify visitors to the site.

We expect to mail this Proxy Statement and accompanying proxy card to stockholders of our common stock beginning on March 25, 2014.

Matters to Be Considered at the Annual Meeting

At the Annual Meeting, you will consider and vote upon:

I.	The election of the 10 director nominees that this Proxy Statement identifies, each for a one-year term;

II.	An advisory vote on the Company’s named executive officer compensation;

III.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

IV.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

Questions and Answers About the Annual Meeting and Voting

Why am I receiving these materials?

You are receiving these materials because, at the close of business on March 10, 2014 (the “Record Date”), you owned shares of MRC Global common stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each stockholder will have one vote on each matter for every share of MRC Global common stock owned on the Record Date. On the Record Date, we had 102,177,323 shares of common stock outstanding. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting.

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What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;

(ii)	describes the compensation of our principal executive officer, our principal financial officer and our five other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);

(iii)	describes the compensation of our directors; and

(iv)	provides certain other information that SEC rules require.

Note that we had six named executive officers for 2013, as defined under SEC rules, because James F. Underhill, who retired as chief operating officer-U.S. and as an executive officer of the Company effective August 31, 2013, was one of our top three highest paid executive officers (other than our chief executive officer (“CEO”) and our chief financial officer (“CFO”)) based on his total compensation during 2013, although he was not serving as an executive officer as of the last day of 2013. We have also elected to include Mr. Gary A. Ittner, our executive vice president, supply chain management, as an additional named executive officer.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal	How may I vote?	How does the Board recommend that I vote?

I. The election of the 10 director nominees that this Proxy Statement identifies, each for a one-year term

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

The Board recommends that you vote FOR all director nominees.

II. An advisory vote on the Company’s named executive officer compensation	You may vote FOR or AGAINST the advisory vote on named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the Company’s named executive officer compensation.

III. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014

You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, or you may indicate that you wish to ABSTAIN from voting on the matter.

The Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014.

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We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and Computershare sent to you directly the Company’s proxy materials, including a proxy card.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” Your broker or bank, who is considered the stockholder of record for purposes of voting at the Annual Meeting, forwarded to you the Company’s proxy materials. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Call the toll-free number shown on the proxy card

Mark, sign, date and return the enclosed proxy card in the postage-paid envelope	Vote on the internet on the website shown on the proxy card

If you are voting on the internet, by telephone or returning an executed proxy card, your vote or proxy card must be received by 1 a.m., Central time, on April 29, 2014 to be counted.

How do I vote if I am a beneficial owner?

As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the instructions that your broker or bank sent to you. You will receive proxy materials and voting instructions for each account that you have with a broker or bank. As a beneficial owner, if you wish to change the directions that you have provided your broker or bank, you should follow the instructions that your broker or bank sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

If you are voting on the internet, by telephone or returning an executed proxy card, your vote or proxy card must be received by 1 a.m., Central time, on April 29, 2014 to be counted.

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Will my shares held in street name be voted if I do not tell my broker or bank how I want them voted?

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. However, the election of directors and the advisory vote on the Company’s named executive officer compensation are considered non-routine matters. Your broker or bank will not be permitted to vote your shares on non-routine matters unless you provide proper voting instructions. A “broker non-vote” occurs when a broker has not received voting instructions from you with respect to a non-routine matter.

What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the director nominees.

II.	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.

III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the internet, executing and returning a later dated proxy or attending the Annual Meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our corporate secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global common stock that you hold as a stockholder of record (in certificate form or in book-entry form).

If you hold your shares of MRC Global common stock in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

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What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal		Voting Requirement

I.	The election of the 10 director nominees that this Proxy Statement identifies, each for a one-year term.	Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II.	An advisory vote on the Company’s named executive officer compensation.	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

How will the votes be counted?

Abstentions and broker non-votes will not be considered as either “WITHHOLD” or “FOR” votes cast for any nominee and, therefore, will have no effect on the outcome of Proposal I. Abstentions and broker non-votes will not be treated as votes cast for or against Proposals II and III and, therefore, will have no effect on the outcome of those proposals.

Who will count the votes?

A representative of Computershare will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

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May I propose actions for consideration at the 2015 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2015 annual meeting of stockholders, we must receive your written proposal no later than November 25, 2014. If we change the date of the 2015 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2015 annual meeting of stockholders, we must receive a written notice of the proposal between December 30, 2014 and January 29, 2015. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow & Co., LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and accompanying proxy card. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Are you “householding” for stockholders sharing the same address?

The SEC’s rules permit us to deliver a single copy of this Proxy Statement and our 2013 Annual Report to an address that two or more stockholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Proxy Statement and 2013 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this Proxy Statement and our 2013 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table presents information regarding beneficial ownership of our common stock as of February 28, 2014 by:

•	each of our directors;

•	each of our named executive officers;

•	each stockholder that, to the best of our knowledge, beneficially holds five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

On February 28, 2014, we had 102,181,663 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Name and Address	Number of Shares Beneficially Owned	Percent
Andrew R. Lane(1)	1,361,802	1.3%
James E. Braun(2)	214,604	*
Daniel J. Churay(3)	108,069	*
Alan H. Colonna(4)	107,151	*
Rory M. Isaac(5)	115,131	*
Gary A. Ittner(6)	85,239	*
Leonard M. Anthony(7)	51,752	*
Rhys J. Best(8)	45,613	*
Peter C. Boylan, III(9)	53,847	*
Henry Cornell(10)	1,246	*
Craig Ketchum(11)	1,008,845	1.0%
Gerard P. Krans(12)	1,843,755	1.8%
Dr. Cornelis A. Linse(13)	29,101	*
John A. Perkins(14)	44,915	*
H.B. Wehrle, III(15)	423,852	*
All directors and executive officers, as a group (15 persons)(16)	5,494,922	5.4%
The Vanguard Group(17)	5,487,527	5.4%
Alan Fournier and Pennant Capital Management, L.L.C.(18)	5,922,083	5.8%
Canada Pension Plan Investment Board(19)	6,217,038	6.1%
James F. Underhill(20)	88,016	*

*	Less than 1%.

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(1) Mr. Lane owns no shares of our common stock directly. Mr. Lane owns, through a family limited partnership, (a) 211,979 shares of common stock, which includes 55,343 shares of unvested restricted stock, and (b) options to purchase 1,149,823 shares of our common stock that are exercisable within the next 60 days.

(2) Mr. Braun owns (a) 34,878 shares of our common stock directly, which includes 22,345 shares of unvested restricted stock, and (b) options to purchase 179,726 shares of our common stock that are exercisable within the next 60 days.

(3) Mr. Churay owns 550 shares of common stock through an Individual Retirement Account. Mr. Churay also directly owns (a) 15,030 shares of our common stock directly, which includes 14,072 shares of unvested restricted stock, and (b) options to purchase 92,489 shares of our common stock that are exercisable within the next 60 days.

(4) Mr. Colonna owns (a) 22,996 shares of our common stock directly, which includes 18,586 shares of unvested restricted stock, and (b) options to purchase 84,155 shares of our common stock that are exercisable within the next 60 days.

(5) Mr. Isaac owns (a) 73,292 shares of our common stock directly, which includes 13,140 shares of unvested restricted stock, and (b) options to purchase 41,839 shares of our common stock that are exercisable within the next 60 days.

(6) Mr. Ittner owns (a) 43,400 shares of our common stock directly, which includes 9,492 shares of unvested restricted stock, and (b) options to purchase 41,839 shares of our common stock that are exercisable within the next 60 days.

(7) Mr. Anthony owns (a) 28,559 shares of our common stock directly, which includes 935 shares of unvested restricted stock, and (b) options to purchase 23,193 shares of our common stock that are exercisable within the next 60 days.

(8) Mr. Best owns 10,930 shares of common stock indirectly through his limited liability company. Mr. Best also owns (a) 935 shares of our common stock directly, all of which are unvested restricted stock, and (b) options to purchase 33,748 shares of our common stock that are exercisable within the next 60 days.

(9) Mr. Boylan owns 21,861 shares of common stock indirectly through his limited liability company. Mr. Boylan also owns (a) 935 shares of our common stock directly, all of which are unvested restricted stock, and (b) options to purchase 31,051 shares of our common stock that are exercisable within the next 60 days.

(10) Mr. Cornell owns no shares of common stock directly. Mr. Cornell owns 1,246 shares of our common stock through his family foundation, all of which are unvested restricted stock.

(11) Mr. Ketchum owns 995,924 shares of common stock through a limited liability company. Mr. Ketchum also owns (a) 935 shares of our common stock directly, all of which are unvested restricted stock, and (b) options to purchase 11,986 shares of our common stock that are exercisable within the next 60 days.

(12) Mr. Krans owns 1,828,137 shares of common stock indirectly through his limited liability company. Mr. Krans also owns (a) 935 shares of our common stock directly, all of which are unvested restricted stock, and (b) options to purchase 14,683 shares of our common stock that are exercisable within the next 60 days.

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(13) Dr. Linse owns (a) 11,722 shares of common stock directly, which includes 935 shares of unvested restricted stock, and (b) options to purchase 17,379 shares of our common stock that are exercisable within the next 60 days.

(14) Mr. Perkins owns (a) 28,559 shares of our common stock directly, which includes 935 shares of unvested restricted stock, and (b) options to purchase 16,356 shares of our common stock that are exercisable within the next 60 days.

(15) Mr. Wehrle owns (a) 409,299 shares of our common stock directly, which includes 935 shares of unvested restricted stock, and (b) 2,567 shares indirectly through ownership by his spouse. Mr. Wehrle also owns options to purchase 11,986 shares of our common stock that are exercisable within the next 60 days.

(16) The number of shares of our common stock that all of our directors and executive officers own, as a group, includes those shares reflected in footnotes 1-15 above.

(17) On February 11, 2014, The Vanguard Group filed schedule 13G with the SEC reporting shared beneficial ownership of 5,487,527 shares of common stock, which represents 5.4% of MRC Global’s outstanding common stock. The business address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(18) On February 14, 2014, Alan Fournier and Pennant Capital Management, L.L.C. filed schedule 13G with the SEC reporting shared beneficial ownership of 5,922,083 shares of common stock, which represents 5.8% of MRC Global’s outstanding common stock. The business address for Alan Fournier and Pennant Capital Management, L.L.C. is 1 DeForest Avenue, Suite 200, Summit, New Jersey, 07901.

(19) On January 14, 2014, Canada Pension Plan Investment Board filed schedule 13G with the SEC reporting collective beneficial ownership of 6,217,038 shares of common stock, which represents 6.1% of MRC Global’s outstanding common stock. The business address for the Canada Pension Plan is Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(20) Mr. Underhill retired on August 31, 2013. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on Mr. Underhill’s Form 4 before his retirement. As of the date of his retirement, Mr. Underhill owned (a) 42,643 shares of our common stock directly, which includes 3,993 shares of unvested restricted stock, and (b) 101 options to purchase 45,373 shares of our common stock that are exercisable within 60 days.

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PROPOSAL I – Proposal to Elect Directors

At the Annual Meeting, our stockholders will elect 10 directors to hold office until the 2015 annual meeting of stockholders, or until their successors are elected and qualified, their earlier retirement, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

Age: 54 Director Since: 2008 Independent: No Position: Chairman

Andrew R. Lane

Mr. Lane has served as our president and chief executive officer (“CEO”) since September 2008 and our chairman of the Board since December 2009. He has also served as a director of MRC Global Inc. since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Age: 59 Director Since: 2008 Independent: Yes Committee Member: Audit (Chair), Governance

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony also serves as the Executive Chairman of the board of TechPrecision Corp, where he is a member of the Audit Committee and Compensation Committee, and the board of NanoSteel Company. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings.

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Age: 67 Director Since: 2007 Independent: Yes Position: Lead Independent Director Committee Member: Governance (Chair), Compensation (Chair)

Rhys J. Best

From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which provides products and services to the industrial, energy, transportation and construction sectors, and Commercial Metals Corporation, a producer and marketer of scrap metals and metal products.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry and has extensive experience with boards of public companies.

Age: 50 Director Since: 2010 Independent: Yes Committee Member: Audit, Compensation

Peter C. Boylan, III

Since April 2012, Mr. Boylan has served as Co-founder, Chairman, Director, President and CEO of Cypress Energy Holdings, LLC (“CEH”). Mr. Boylan is also Chairman and Chief Executive Officer of Cypress Energy Partners, L.P., a publicly traded master limited partnership controlled by CEH that provides pipeline inspection and integrity services and water and environmental solutions to the energy industry. Since 2002, Mr. Boylan has been the Chairman and CEO of Boylan Partners, LLC, an investment and advisory services firm. From 1994 until 2004, Mr. Boylan served in a variety of senior executive management positions of various public and private companies controlled by Liberty Media Corporation. Mr. Boylan currently serves on the board of directors of BOK Financial Corporation, a bank holding company, and Cypress Energy Partners, L.P. In 2004, Mr. Boylan entered into a civil settlement with the SEC that enjoined him from violating the anti-fraud, books and records and other provisions of the federal securities laws and required him to pay $600,000 in disgorgement and civil penalties. Mr. Boylan did not admit or deny any wrongdoing, and he was not barred from serving as a director. This settlement arose out of the SEC’s complaint against Mr. Boylan and other executive officers Gemstar-TV Guide International, Inc. (“Gemstar”), alleging that they violated various provisions of the U.S. securities laws during his tenure as an officer and director of Gemstar from July 2000 to April 2002.

Mr. Boylan has experience with pipeline services and oilfield services, public company senior executive management and leadership experience and specific expertise with finance.

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Age: 57 Director Since: 2006 Independent: Yes

Henry Cornell

From 1984 until his retirement in May 2013, Mr. Cornell was employed by Goldman, Sachs & Co., where he was a Managing Director He was the Vice-Chairman of Goldman Sachs’ Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and was a member of the global Merchant Banking Investment Committee. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981.

Mr. Cornell brings extensive experience in corporate investments, corporate governance and strategic planning including in the pipeline transportation and energy storage industries. He also has extensive prior experience serving on boards of directors of other significant companies including multi-national companies in the energy industry.

Age: 57 Director Since: 2007 Independent: No

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as co-president and co-CEO of McJunkin Red Man Corporation, a subsidiary of MRC Global, since the business combination between McJunkin Corporation and Red Man Pipe & Supply Co. in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Age: 66 Director Since: 2009 Independent: Yes Committee Member: Governance

Gerard P. Krans

Since 2001, Mr. Krans has served as the chief executive officer and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell, where he gained significant upstream experience. Mr. Krans also serves on the board of directors of Royal Wagenborg. Prior to 2001, Mr. Krans served in various positions with Royal Dutch Shell, VOPAK and Royal van Zanten. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including multi-national companies in the energy, chemical and oil sectors.

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Age: 64 Director Since: 2010 Independent: Yes Committee Member: Compensation

Dr. Cornelis A. Linse

From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Age: 66 Director Since: 2009 Independent: Yes Committee Member: Audit, Governance

John A. Perkins

From 2001 until his retirement in 2006, Mr Perkins was chief executive of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr Perkins held various senior positions in the investment, banking and property sectors. Mr Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr Perkins brings extensive multi-national financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

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Age: 62 Director Since: 2007 Independent: No

H.B. Wehrle, III

Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. From October 2007 to May 2008, Mr. Wehrle served as co-president and co-CEO of McJunkin Red Man Corporation, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

The Company’s by-laws were amended on November 7, 2013 to state that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “withhold” votes than “FOR” votes in an uncontested election is expected to tender to the Board his resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

Corporate Governance and Board Matters

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee reviews these guidelines at least annually. A copy of our Corporate Governance Guidelines have been posted on our website at www.mrcglobal.com.

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Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership Criteria.

The Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. In reviewing director candidates, the Board reviews each candidate’s qualifications for membership on the Board, considers the enhanced independence, financial literary and financial expertise standards that may be required for Audit Committee membership, and assesses the performance of current directors who are proposed to be renominated to the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Board/Committee/Director Evaluations

At least annually, the Board and each of its committees will review the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their needs and objectives after considering issues of judgment, diversity, age, skills, background and experience.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

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Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our senior vice president and controller) and persons performing similar functions. A copy of the code of ethics has been posted on our website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to these officers, we intend to also disclose the same on our website.

Board of Directors

The Board currently consists of 10 members. The shareholders elect directors annually. The current directors are listed under “Proposal to Elect Directors” above. Messrs. John F. Daly and Christopher A.S. Crampton, III were directors on our Board until they resigned effective November 13, 2013. The Board is not seeking to fill their vacancies and reduced the number of directors from 12 to 10 following their resignations. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 70.

The Board determined that, until March 12, 2013, we were a “controlled company” under the rules of the NYSE and, as a result, for the period up to that date, qualified for, and relied on, exemptions from certain corporate governance requirements of the NYSE. Pursuant to the “controlled company” exception to the board of directors and committee composition requirements, we were exempt from the rules that require that:

•	the Board be comprised of a majority of “independent directors”;
•	our Compensation Committee be comprised solely of “independent directors”; and
•	we establish a nominating and corporate Governance Committee comprised solely of “independent directors” (as the rules of the NYSE define).

The “controlled company” exception does not modify the independence requirements for the Audit Committee. During 2013, both of our Audit and Governance Committees were comprised entirely of independent directors, even while considered a “controlled company” under the rules of the NYSE.

On March 12, 2013, our largest stockholder at that time, PVF Holdings, LLC, a Delaware limited liability company (“PVF Holdings”), sold 26,450,000 shares of our common stock in a secondary public offering, reducing its overall ownership percentage to approximately 28.6% of our common stock. Accordingly, as of that date, we were no longer a “controlled company”. Under the rules of the NYSE, our Board must have been comprised of a majority of “independent directors” within one year after March 12, 2013, the date we ceased to be a “controlled company.” In addition, our Compensation Committee must have been comprised of a majority of “independent directors” within 90 days after such date and must have been comprised solely of “independent directors” within one year after such date. As noted below, we complied with the NYSE’s board independence requirements within the transition periods specified and currently meet these independence requirements.

Director Independence

The Board has determined that seven of its ten directors are independent within the definitions of the NYSE: Messrs. Anthony, Best, Boylan, Cornell, Krans and Perkins and Dr. Linse.

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Board Leadership Structure

The Board currently combines the positions of CEO and chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding over all meetings of the Board, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate, and performing such other duties as the Board requires from time to time. We believe that the current model is effective for the Company as the combined position of CEO and chairman maximizes strategic advantages as well as company and industry expertise. Mr. Lane has extensive leadership experience in our industry and is best positioned to set and execute strategic priorities. Mr. Lane’s leadership enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability.

Effective November 7, 2013, the Board designated Mr. Best as our lead independent director. The responsibilities assigned to the lead independent director by the Board include, but are not limited to:

•	presiding over executive sessions of Board meetings;
•	providing feedback to the CEO/chairman from Board discussions in executive sessions and from informal interactions;
•	reviewing proposed Board and committee agendas to provide input;
•	coordinating activities of non-management directors and, if necessary, independent directors and act as liaison between the Board and management;
•	providing management guidance on quality and detail of Board materials;
•	leading the review of the performance of the CEO/chairman;
•	chairing or participating on one or more board committees; and
•	calling, at his discretion, a special meeting of the Board.

The Board evaluates its leadership structure periodically.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. The Board believes that its administration of risk management oversight has not affected the Board’s leadership structure, as described above.

In addition, we have established a Risk Management Committee. Our Risk Management Committee is comprised of our CEO, our executive vice presidents, our senior vice president – global human resources, our senior vice president and chief accounting officer, our senior vice president and controller, our senior vice president – global business processes, our vice president-international finance, our senior vice president of finance and treasurer, our vice president of financial reporting, our vice president of internal audit, our vice president – global tax, our vice president – global risk management, our vice president, assistant general counsel and assistant corporate secretary and our vice president – investor relations.

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The principal responsibilities of the Risk Management Committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures, and the Company’s policies and procedures for risk management. While the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to manage the Company’s exposure to risk at an appropriate level.

Meetings of the Board and Committees

During 2013, the Board held six meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served, with the exception that Mr. Krans missed one regularly scheduled board meeting and two telephonic Board meetings that were scheduled on short notice. He, therefore, attended 50% of the Board meetings.

Directors are expected to attend all Board meetings and all meetings of committee of the Board of which they are a member. Attendance by telephone or videoconference is deemed attendance at a meeting.

Meetings of Non-Management Directors

The non-management directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the lead director presides.

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Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

Audit Committee	The Audit Committee met seven times during 2013. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chairman: Leonard B. Anthony Additional Members: Peter C. Boylan, III John A. Perkins Number of Members: 3 Independent: 3 Financial Expert: Leonard B. Anthony

•   the integrity of the Company’s financial statements;

•   the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

•   the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

•   the selection of the Company’s independent auditor;

•   the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•   performance of the Company’s internal audit function; and

•   the Company’s enterprise risk management framework and its policies and procedures for risk management.

Mr. Best ceased to be a member of the Audit Committee and was replaced by Mr. Boylan during our Board meeting on November 7, 2013.

Compensation Committee	The Compensation Committee met five times during 2013. As described in its charter, the Compensation Committee’s primary functions include:

Chairman: Rhys J. Best Additional Members: Peter C. Boylan, III Dr. Cornelis A. Linse Number of Members: 3 Independent: 3

•   establishing policies and periodically determining matters involving executive compensation;

•   recommending changes in employee benefit programs;

•   granting or recommending the grant of stock options and stock and other long-term incentive awards; and

•   providing counsel regarding key personnel selection.

See “Compensation Discussion and Analysis – Setting Executive Compensation”.

Compensation Committee Independence

As noted above under “Board of Directors”, our Compensation Committee must have been comprised of a majority of “independent directors” within 90 days after March 12, 2013, the date we ceased to be a “controlled company” under the rules of the NYSE, and must be comprised solely of “independent directors” within one year after such date.

On March 12, 2013, our Compensation Committee was comprised of Messrs. Best, Boylan, Crampton and Daly. Mr. Crampton resigned from the Compensation Committee on May 8, 2013, at which time our Compensation Committee was comprised of a majority of “independent directors”. Additionally, Mr. Daly resigned from the Compensation Committee and was replaced by Dr. Linse during our Board meeting on November 7, 2013, at which time our Compensation Committee was comprised solely of “independent directors”. Accordingly, under the rules of the NYSE, we have complied with the NYSE’s Compensation Committee independence requirements within the relevant transition periods.

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Governance Committee	The Governance Committee met four times during 2013. As described in its charter, the Governance Committee’s primary functions include:

Chairman: Rhys J. Best Additional Members: Leonard B. Anthony Gerard P. Krans John A Perkins Number of Members: 4 Independent: 4

•   identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

•   recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;

•   recommending to the Board director nominees for each Board committee;

•   developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

•   assisting the Board in assessing the independence of the members of the Board; and

•   leading the Board and other Board committees in their annual evaluation process.

Mr. Krans joined the Governance Committee on November 7, 2013.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, in 2013, we paid each non-employee director an annual cash retainer of $60,000. We paid the chairmen of the Audit, Compensation and Governance Committees an additional annual cash retainer of $15,000, $15,000 and $10,000, respectively. Upon the appointment of a lead director in November 2013, we paid the lead director an additional annual cash retainer of $20,000. All retainers were paid on a pro-rata basis based on the time of service. In addition, beginning in May 2013, we paid each non-employee director a meeting fee of $2,000 for each Board meeting that the director attended. Prior to May 2013, we paid meeting fees of $2,000 only for each Board meeting that the director attended in excess of five meetings per year. The Company also granted approximately $120,000 in equity awards (75% stock options and 25% restricted stock) to each non-employee director immediately following the 2013 annual meeting of stockholders of the Company. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Beginning in February 2014, we made the following changes to non-employee director compensation. The chairman of the Governance Committee’s retainer has been increased to $15,000. Each member of the Audit, Compensation and Governance Committees will be paid an additional annual cash retainer of $2,000. We will reduce the meeting fee for telephonic attendance at Board meetings to $500. We expect that equity awards to directors in 2014 will be made 100% in restricted stock.

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Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Leonard M. Anthony	83,000	29,985	89,994	125	203,104

Rhys J. Best	98,000	29,985	89,994	—	217,979

Peter C. Boylan, III	68,000	29,985	89,994	—	187,979

Henry Cornell(4)	68,000	29,991	89,999	—	187,990

Christopher A.S. Crampton(5)	58,174	29,985	89,994	—	178,153

John F.X. Daly(5)	58,174	29,985	89,994	—	178,153

Craig Ketchum	68,000	29,985	89,994	—	187,979

Gerard P. Krans	66,000	29,985	89,994	—	185,979

Dr. Cornelis A. Linse	68,000	29,985	89,994	—	187,979

John A. Perkins	68,000	29,985	89,994	—	187,979

H.B. Wehrle, III	68,000	29,985	89,994	—	187,979

(1) All grants, other than Mr. Cornell’s, were awarded on May 9, 2013. Mr. Cornell’s grants were awarded August 8, 2013. The grant date fair value of all stock awards other than Mr. Cornell was $32.07 per share. The grant date fair value of stock awards to Mr. Cornell was $24.07 per share.

(2) The grant date fair value of option awards to Mr. Cornell was $9.5591 per option based on the Black-Sholes value on the date of grant, which was August 8, 2013, calculated pursuant to ASC Topic 718, which, among other things, was based on the exercise price of $24.07 per option. The grant date fair value of all other option awards was $12.5972 per option based on the Black-Sholes value on the date of grant, which was May 9, 2013, calculated pursuant to ASC Topic 718, which, among other things, was based on the exercise price of $32.07 per option. For more information on the analysis used in the calculations used to determine stock based compensation, please see Notes 1 and 11 of our 2013 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2013 filed with the SEC on February 21, 2014.

(3) Other compensation for Mr. Anthony consists of dividend income of $125.29 associated with a December 18, 2009 dividend, which was held in escrow until the underlying stock award vested. The underlying stock award was granted on September 10, 2009 and vested on November 13, 2013.

(4) Mr. Cornell was an employee of Goldman, Sachs & Co. until his retirement on May 17, 2013. At such time, he became an independent director of the Board. Mr. Cornell informed the Company that until August 2013, pursuant to Goldman Sachs’ policies, he was not permitted to receive individual compensation for service on our Board. Therefore, the Company paid Mr. Cornell cash compensation in the amount of $37,054 as custodian for the appropriate affiliates of Goldman Sachs. Beginning in August 2013, compensation was paid directly to Mr. Cornell or his designated family foundation.

(5) These directors have informed the Company that, pursuant to Goldman, Sachs & Co.’s policies, these directors may not receive individual compensation for service on our Board. Therefore, the Company paid these directors the compensation as custodians for the appropriate affiliates of Goldman Sachs. Messrs. Crampton and Daly resigned as directors effective November 13, 2013.

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The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2013:

Name	Stock Options (#)	Stock Awards (#)
Leonard M. Anthony	30,337	935

Rhys J. Best	40,892	935

Peter C. Boylan, III	38,195	935

Henry Cornell	9,415	1,246

Christopher A.S. Crampton*	15,685	935

John F.X. Daly*	15,685	935

Craig Ketchum	19,130	935

Gerard P. Krans	21,827	935

Dr. Cornelis A. Linse	24,523	935

John A. Perkins	23,500	935

H.B. Wehrle, III	19,130	935

*	Reflects the number of stock options and stock awards held by Messrs. Crampton and Daly at the time they resigned as directors, effective November 13, 2013.

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Compensation Discussion and Analysis

In this section, we describe the objectives and design of our compensation program for our current named executive officers. The following is a list of our seven named executive officers for 2013. This list includes our CEO, our CFO, our next three highest paid executive officers who were serving as executive officers as of the last day of 2013 and our former executive vice president and chief operating officer-U.S., because he was one of our top three highest paid executive officers (other than the CEO and CFO) based on his total compensation during 2013, although he was not serving as an executive officer as of the last day of 2013. Mr. Underhill retired as executive vice president and chief operating officer-U.S., effective August 31, 2013. We have also elected to include Mr. Gary A. Ittner, our executive vice president, supply chain management, as an additional named executive officer. Unless the context requires to the contrary, references to “executive officers” in this proxy statement, include our named executive officers, and references to “current named executive officers” mean the named executive officers, excluding Mr. Underhill.

See “Employment and Other Agreements” for a description of the compensation and benefits payable to Mr. Underhill in connection with his retirement.

Name	Position

Andrew R. Lane	Chairman, President & Chief Executive Officer

James E. Braun	Executive Vice President, Chief Financial Officer

Daniel J. Churay	Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary

Alan H. Colonna,	Executive Vice President, Business Development and U.S. Operations

Rory M. Isaac	Executive Vice President, International Operations

Gary A. Ittner	Executive Vice President, Supply Chain Management

James F. Underhill	Former Executive Vice President, Chief Operating Officer-U.S. (retired August 31, 2013)

Executive Summary

Since the acquisition of McJunkin Corporation by affiliates of Goldman, Sachs & Co. in 2007, followed by the merger of McJunkin Corporation and Red Man Pipe & Supply Co. to form MRC Global, the Company has gone through several changes and achieved many significant milestones including:

•	The emergence of the Company as a publicly-traded, NYSE listed company in 2012, and the successful transition from a US-focused, privately-held company to a global, publicly-traded company.
•	The strengthening of our position to become the largest global distributor of pipes, valves and fittings (“PVF”) to the energy industry and our inclusion on the Fortune 500 and Barron’s 500 lists.
•	The sale by affiliates of Goldman Sachs of their investment in MRC Global in 2013 resulting in non-affiliates owning approximately 96% of our outstanding common stock.
•	Significant growth both organically and through strategic acquisitions – we have made several acquisitions domestically and internationally, while expanding our footprint and our product and customer portfolio.

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Our long-term strategy is to increase the economic value of the Company by strengthening our role as a global market leader as a PVF supplier and by aggressively pursuing growth both domestically and internationally. Our executive compensation program is designed to motivate our executive officers to achieve these objectives and to align their interests and actions with the interests of our stockholders.

Our executive compensation program has continued to evolve as we have transitioned from private to public company standards and practices:

•	Our Compensation Committee has become fully independent since the sale by affiliates of Goldman Sachs of their investment in the Company.
•	We added equity ownership guidelines for both executive officers and outside directors in 2013.
•	We have continued our commitment to a pay-for-performance program as further described below. In addition to paying for performance, our executive compensation program is designed to attract and retain high performing executives who are committed to the Company’s long term strategy and vision by being competitive with market practices for our peers.

Pay for Performance Program

Our Compensation Committee believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, their actual compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

•	As illustrated in the graphic below, a majority of the 2013 target compensation for executive officers was at risk.
•	Under our annual cash incentive plan, there is no payout relative to each of the performance metrics unless at least 75% of the goal is achieved for each respective metric. Target payout relative to each of the performance metrics is only paid out when the goal for each respective metric is achieved. Maximum payouts are capped. (See “— Annual Cash Incentive”).
•	The 2013 long-term equity grant was comprised of stock options and time-vested restricted stock. The value of the stock options is directly related to the Company’s stock price – the grant date value of the stock options will not be realized without increased returns to stockholders by way of increase in our stock price. The restricted stock provides retention value, and its value is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. (See “— 2013 Long-Term Equity Compensation Grant”).

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2013 Company Performance

2013 was a year of significant accomplishments for the Company. We maintained and strengthened our position as the largest global industrial distributor of PVF and related products and services to the energy industry based on sales, while expanding our international footprint through strategic acquisitions.

Financial highlights from fiscal year 2013 include:

•	Sales of $5.23 billion
•	Gross profit of $954.8 million (18.3% of sales)
•	Operating income of $311.8 million
•	Net income of $152.1 million
•	Adjusted EBITDA (defined below) of $386.4 million
•	RANCE (defined below) of 8.44%

While our performance against these financial measures was one of the strongest in our Company’s history, we did not reach the aggressive goals that we had set for 2013. Our performance was adversely impacted by several market factors, including a reduction in drilling activity, reduced capital spending by our customers (particularly in the midstream sector) and weather related challenges in certain regions.

Despite these challenges, the Company was able to achieve a number of major accomplishments in 2013, including the following:

•	We achieved our balance sheet targets and reduced our net debt to $962 million as of December 31, 2013;
•	We achieved key customer contract renewals and extensions as well as international and product line extensions with key customer accounts;
•	We completed the acquisition of Dan H. Brown, Inc. d/b/a Flow Control Products, a leading provider in pneumatic and electro-hydraulic valve automation packages and related field support to the Permian Basin with reported 2012 revenues of $28 million;

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•	We transformed our business internationally through two recent acquisitions, Stream AS (closed in January 2014) and Flangefitt Stainless Ltd. Both acquisitions provide a full range of PVF to serve both of the Norwegian Continental Shelf and the U.K. Continental Shelf sectors as well as global projects with high-end alloy PFF requirements. Stream and Flangefitt had 2013 revenue of $271 million and $24 million, respectively;
•	In Canada, we sold our progressive cavity pump (“PCP”) distribution and servicing business to EUROPUMP Systems, Inc. We believe this divestiture will allow us to focus on our core business of supplying PVF products and services to the energy and industrial markets in Canada while enhancing profitability; and
•	We completed two successful secondary offerings resulting in non-affiliates owning approximately 96% of our outstanding common stock and improving shareholder trading liquidity.

For more detail on 2013 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Impact of 2013 Company Performance on 2013 Compensation

Since we did not meet our 2013 financial targets for the Adjusted EBITDA (defined below) and RANCE (defined below) performance metrics in the 2013 Annual Cash Incentive Plan, our named executive officers did not earn their target annual cash incentive. Each of the named executive officers earned an annual cash incentive payout ranging from 34.5% to 37% of target (depending on their respective individual performance). (See “— Annual Cash Incentive”.)

Our 2013 Long-Term Equity Compensation was made up of stock options (75% of grant value) and restricted stock (25% of grant value). (See “— 2013 Long-Term Equity Compensation Grant”.) As of March 7, 2014 (one year from the grant date), based on our stock price performance, the stock options (both vested and unvested) had zero value, and the restricted stock (both vested and unvested) had an estimated value of approximately 88% of grant date value.

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Key Features of our Executive Compensation Program

Practices we follow		Practices we do not permit

✓	We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when annual and long-term performance objectives are achieved (Page 24).	×	No guaranteed incentives (Page 33).

✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 35).	×	No re-pricing of stock options permitted without approval from stockholders (Page 40).

✓	We disclose annual cash incentive plan objectives in the proxy statement, with year-end results for each performance metric (Page 36).	×	No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 40).

✓	We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 35).	×	No pledging of our shares by executive officers or directors permitted; except, that the Board permitted Mr. Krans to pledge his shares prior to our initial public offering (see “Anti-Hedging and Anti-Pledging Policy”) (Page 40).

✓	We have a balanced mix of stock options and restricted stock in our long-term equity compensation plan, designed to ensure that payout under the plan is tied to stock price and to provide retention value (Page 24).

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 39).

✓	We have a fully independent Compensation Committee (Page 19).

✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 30).

✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 31).

✓	We have an annual Say-on-Pay vote, and actively engage with our investors (Page 42).

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2013 Say-On-Pay Results

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. After receiving a 78% approval on our 2013 Say-on-Pay proposal, we engaged with our stockholders to gather opinions on various components of the program. Based on the feedback, we believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance and with stockholder interests. Therefore, we did not make changes to the basic design of our 2013 executive compensation program.

Some of our stockholders expressed concerns regarding certain aspects of our program, such as the absence of equity ownership guidelines and the Compensation Committee not being comprised of a majority of independent directors. The Compensation Committee shared these concerns and approved modifications to our executive compensation program in 2013. We believe that these changes further strengthen our executive compensation program and help us transition fully from a private to public Company environment. The next section contains a summary of changes to the compensation program in 2013.

We will again hold an annual Say-on-Pay vote at our Annual Meeting, and will continue to proactively engage with and pay close attention to feedback from stockholders.

2013 Changes to the Executive Compensation Program

Change		Objective of change

✓	Modified the 2007 stock option plan to not allow re-pricing of stock options without approval from stockholders (the 2011 Omnibus Incentive Plan already included this re-pricing prohibition)	To align the interests of stockholders

✓	Resignation of Messrs. Crampton and Daly from the Compensation Committee, and replacement with Dr. Linse, an independent director. Currently the Compensation Committee is comprised of Mr. Boylan, Mr. Best and Dr. Linse.	To ensure a fully independent Compensation Committee since ceasing to be a “controlled Company” on March 12, 2013, as NYSE guidelines require

✓	Adopted equity ownership guidelines, which provide that executive officers hold equity equal to at least three times base salary (or five times base salary in the case of our CEO)

To further align the interests and actions of executive officers with the interests of the Company’s stockholders, and to motivate executive officers to achieve long-term success and profitability for the Company

✓	Changed performance measure in annual cash incentive plan for executive officers to return on average net capital employed (“RANCE”*) (replacing Adjusted EBITDA** return on net assets (“RONA”))	To incent the executive officers to make efficient use of both the Company’s capital and the Company’s assets to generate profits and increase shareholder value

✓	For 2013, moved long-term equity compensation mix to 75% stock options and 25% restricted stock	To provide a balanced mix of stock options and restricted stock, linking pay to stock price performance and providing retention value to executive officers

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*	We calculate RANCE as a ratio, the numerator of which is pretax income for the year plus interest expense and related financing charges, multiplied by one minus our effective tax rate, and the denominator of which is average net capital employed (total assets less interest bearing debt) for the year.

**	We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and other non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology.

Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

•	To review and recommend to the Board, the annual salary, cash incentive, stock option and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations

•	To review and approve corporate goals and objectives relevant to compensation of the CEO and the executive officers and to evaluate the CEO’s and the executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), recommend to the Board the CEO’s compensation level based on this evaluation

•	To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company

•	To periodically review and consider the competitiveness of the Company’s executive compensation

•	To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately, and establish and periodically review policies for the administration of executive compensation programs

•	To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains

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•	To review the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis

•	To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group and other market data, as well as industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary, our senior vice president of human resources and our director of global compensation and benefits provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

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Compensation Benchmarking

In October 2012, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Committee considered when making its 2013 compensation decisions. Meridian used compensation peer data from the following companies for each position that our executive officers hold to the extent available.

Company	Ticker	12 Month Trailing Revenue ($Mn)*
Airgas Inc.	ARG	$4,839
Applied Industrial Technologies, Inc.	AIT	$2,375
Cameron International Corporation	CAM	$7,575
Dresser-Rand Group Inc.	DRC	$2,666
Fastenal Co.	FAST	$2,998
Flowserve Corp.	FLS	$4,644
Grainger WW Inc	GWW	$8,634
MSC Industrial Direct Co. Inc.	MSM	$2,254
National Oilwell Varco Inc.	NOV	$17,036
Oil States International, Inc.	OIS	$4,070
RPC Inc.	RES	$1,988
Superior Energy Services Inc.	SPN	$3,356
Watsco, Inc.	WSO	$3,205
Wesco International Inc.	WCC	$6,449
25th Percentile		$2,749
Median		$3,713
75th Percentile		$6,046
MRC Global Inc.	MRC	$5,486

* Most Recent Quarter Reported as of Q4 2012

These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell or as companies that have similar distribution business models to our business model. We compete for talent with these peer companies as well as other companies not in the peer group. As illustrated in the table above, our revenue was within the range of revenues for these peer companies (using 12 month trailing revenue at the time of the analysis).

To provide analysis for consideration, Meridian also provided data on two separate peer groups to the Compensation Committee:

•	The first peer group included all 14 companies indicated above
•	The second peer group excluded Cameron International Corporation, Fastenal Co., WW Grainger Inc. and National Oilwell Varco Inc., which represented the four largest companies by market capitalization.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar those of the Company as an additional reference point to validate the peer-company specific data:

•	Towers Watson 2012 CDB Executive Compensation Survey Report
•	Aon Hewitt 2012 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

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The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experience with their prior employers; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2013 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual, long-term and strategic performance goals. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•	To attract and retain talented executive officers by providing competitive total compensation, and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

•	To align the interests of our executive officers with those of our stockholders; and

•	To provide performance based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

Elements of Compensation

The principal components of compensation for our executive officers are:

•	Base salary;
•	Annual cash incentive;
•	Long-term equity compensation; and
•	Benefits – including health, welfare and retirement benefits.

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Component	Objectives	Plan Design	Link to Performance
Base Salary	To attract and retain highly qualified executives and to provide a market competitive base level of compensation	The Compensation Committee reviews base salaries annually to reflect qualifications, level of responsibility, contributions, leadership, performance and competitive marketplace for executives.	The Compensation Committee takes into consideration individual executive officer performance and contribution when determining annual increases.

Annual Cash Incentive	To motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders	The Compensation Committee bases annual cash incentive payouts on the achievement of pre-determined Adjusted EBITDA, RANCE & individual KPI (defined below) goals, which the Board sets at the beginning of each year.

The annual cash incentive relative to the Adjusted EBITDA and RANCE performance metrics is only earned when 75% of the goal for each metric is achieved. If less than 75% of goal is achieved, there is no payout for that metric. The annual cash incentive relative to individual KPIs is based on individual performance.

Maximum payout is capped at 110% of target for the Adjusted EBITDA and RANCE performance metrics and 100% of target for individual KPIs (defined below).

Long-Term Equity Compensation	To increase share price and long-term economic value of the Company	2013 long-term equity compensation was comprised of stock options (75% of grant) and restricted stock (25% of grant).

The realized value of stock options is based on the price of our stock; the options provide no value to the executive officers unless our stock price increases.

Restricted stock awards support retention and continuity of executive officers; and the value of the restricted stock award increases or decreases depending on our stock price.

Benefits	To attract and retain executives by providing market competitive benefits and to provide for the current and future health, welfare and retirement needs of employees and their families	Executives are provided health, welfare and retirement benefits that are broadly available to all Company employees.	Not linked to individual performance

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Base Salary

We provide our executive officers with base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. Each of our current named executive officers is party to an employment agreement. The initial base salaries of these executive officers are set forth in their respective agreements.

The Compensation Committee reviews base salary for executive officers on an annual basis; and recommends increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year.

Mr. Braun and Mr. Churay received the salary increases indicated below effective December 31, 2012. Messrs. Lane, Colonna, Isaac and Ittner did not receive a salary increase in 2013.

Name	2012 Base Salary	Salary Increase Amount	Salary Increase Percentage	2013 Base Salary
Andrew R. Lane	$850,000	—	—	$850,000
James E. Braun	$425,000	$25,000	5.9%	$450,000
Daniel J. Churay	$362,250	$12,750	3.5%	$375,000
Alan H. Colonna	$362,000	—	—	$362,000
Rory M. Isaac	$397,500	—	—	$397,500
Gary A. Ittner	$397,500	—	—	$397,500
James F. Underhill*	$500,000	—	—	$500,000

*Note: Since Mr. Underhill retired effective August 31, 2013, he only received a pro-rata portion of his salary for 2013.

Annual Cash Incentive

Our annual cash incentive plan is a performance based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial, operational, and individual objectives. In 2013, a majority of our salaried employees participated in the annual cash incentive plan.

Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers, subject to the terms of any employment agreements between the Company and the executives. The 2013 annual cash incentive targets for our named executive officers were as follows:

Name	Annual Cash Incentive Target
Andrew R. Lane	100%
James E. Braun	75%
Daniel J. Churay	75%
Alan H. Colonna	75%
Rory M. Isaac	75%
Gary A. Ittner	75%

*Note: Since Mr. Underhill retired effective August 31, 2013, he only received a pro-rata portion of his annual cash incentive for 2013.

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The annual cash incentive amount payable to each executive is calculated as follows

Annual Cash Incentive

=

Base Salary X Annual Incentive Target X Performance Relative to Performance Metrics

2013 Annual Cash Incentive Performance Metrics

For 2013, the Compensation Committee approved two performance metrics, as well as individual key performance indicators (“KPIs”) for the annual cash incentive awards for our executive officers, as well as the goals for these metrics. These metrics were selected because they are very strongly linked to the profitability and growth of the Company. Although this plan is paid based on annual results, these metrics are designed to promote the Company’s continued profitability and sustained growth over time, as well as the creation of long-term stockholder value.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2013 Company operating plan. This process involved an examination of our markets, customers and general outlook with respect to 2013. The Board approved the final budget.

Below are the 2013 performance metrics and KPIs, their relative weighting, and the goal for each metric:

Performance Metric	Weight	2013 Goal	Definition	Objective
“Adjusted EBITDA”	70%	$510 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management

“RANCE”	20%	10.7%	Return on average net capital employed	To encourage and reward efficient use of our capital and assets to generate revenue

“KPIs”	10%	100%	Individual key performance indicators	To encourage and reward strong individual performance and achievement of goals

The table below shows the payout earned for each level of performance against the Adjusted EBITDA and RANCE metrics:

No Payout	0%	Payout earned when performance is below 75% of goal
Minimum*	25%	Payout earned when performance is at 75% of goal
Target	100%	Payout earned when performance is at 100% of goal
Maximum**	110%	Payout earned when performance is at 110% of goal or greater

*For performance achievement between the specified minimum and target, payouts are interpolated on a straight-line basis, a 3% increase in payout for each 1% increase in performance

**For performance achievement between the specified target and maximum performance levels, payouts are interpolated on a straight-line basis, a 1% increase in payout for each 1% increase in performance, until the maximum is reached

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The payout earned with respect to the individual KPI goals is based on individual performance and ranges from 0% to a maximum of 100%.

Generally, the Compensation Committee measures annual cash incentives in respect of performance of these metrics. Under exceptional circumstances, the Compensation Committee may also exercise its discretion to adjust award payouts either upward or downward to meet business objectives.

2013 Individual KPI Performance

KPIs for the executive officers comprise 10% of annual cash incentives for 2013. The Compensation Committee approved KPIs for the named executive officers based on a set of projects and plans designed to align the executive officers’ activities with the strategic plans and financial goals of the Company for the relevant performance period, which are related to the functional or operational responsibility of each executive’s position. The CEO determined performance against the KPIs and recommended to the Compensation Committee the percentage performance for Messrs. Braun, Churay, Colonna, Isaac, Ittner and Underhill. The Compensation Committee determined performance against Mr. Lane’s KPIs and recommended the percentage performance to the full Board, who ultimately determined Mr. Lane’s performance with respect to his individual KPI goals.

The following is a summary of the current named executive officers’ achievements in 2013:

Mr. Lane attained 100% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, customer accounts and operations.

Mr. Braun attained 100% of his KPI goal determined by his level of achievement of projects and plans related to corporate finance, strategic acquisitions, accounts receivable, operations and organizational processes.

Mr. Churay attained 100% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, compliance, risk management, governance and organizational processes.

Mr. Colonna attained 85% of his KPI goal determined by his level of achievement of projects and plans related to business development, sales, customer accounts and organizational processes.

Mr. Isaac attained 85% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, integration, customer accounts and information technology infrastructure.

Mr. Ittner attained 75% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, integration, customer accounts and information technology infrastructure.

Mr. Underhill attained 85% of his KPI goal prior to his retirement determined by his level of achievement of projects and plans related to sales and customer accounts.

2013 Annual Cash Incentive Performance

In 2013, the Company generated Adjusted EBITDA of approximately $386.4 million and RANCE of 8.44%. As shown in the table below, the amounts payable in respect of the Adjusted EBITDA metric was 28% of the target annual cash incentive, and the amount payable in the respect of the RANCE metric was 37% of the target annual cash incentive. The amounts payable in respect of the individual

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KPIs for each executive officer is described in the previous section, “—2013 Individual KPI Performance”. Based on this, each current named executive officer earned between 34.5% and 37% of his target bonus for 2013.

The table below shows 2013 performance percentage at 100% individual KPI achievement. The actual 2013 performance percentage for the executive officers varied depending on actual individual KPI achievement.

Performance Metric	2013 Performance		2013 Goal		2013 Performance %		2013 Payout %		Weight		Weighted Performance %

Adjusted EBITDA	$386.4 million	÷	$510 million	=	76%	è	28%	x	70%	=	19.6%

RANCE	8.44%	÷	10.7%	=	79%	è	37%	x	20%	=	7.4%

KPIs	100%	÷	100%	=	100%	è	100%	x	10%	=	10%

Total 2013 Performance Percentage											37%

At 100% individual KPI achievement, the 2013 weighted performance percentage for Messrs. Lane, Braun and Churay was 37%. At 85% individual KPI achievement, the 2013 weighted performance percentage for Messrs. Colonna, Isaac and Underhill was 35.5%. At 75% individual KPI achievement, the 2013 weighted performance percentage for Mr. Ittner was 34.5%.

Annual Cash Incentive 2013 Payout

The amounts the Company paid to the named executive officers as a result of their respective levels of performance are as follows:

Name	2013 Base Salary			2013 Incentive Target Percentage		2013 Performance Percentage		2013 Annual Cash Incentive Payout

Andrew R. Lane	$850,000		x	100%	x	37%	=	$314,500

James E. Braun	$450,000		x	75%	x	37%	=	$124,875

Daniel J. Churay	$375,000		x	75%	x	37%	=	$104,063

Alan H. Colonna	$362,000		x	75%	x	35.5%	=	$96,383

Rory M. Isaac	$397,500		x	75%	x	35.5%	=	$105,834

Gary A. Ittner	$397,500		x	75%	x	34.5%	=	$102,853

James F. Underhill*	$332,877	*	x	75%	x	35.5%	=	$88,628

*Note: Since Mr. Underhill retired effective August 31, 2013, he only received a pro-rata portion of his salary for 2013, and, therefore, a prorated annual cash incentive payout pursuant to the terms of his separation agreement.

Long-Term Equity Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. In 2013, we granted long-term equity compensation in the form of stock options and restricted stock.

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Alignment of Long-Term Equity Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

•	The realized value of stock options to executive officers is tied to performance, since the value is directly related to the Company’s stock price. The grant date value of the stock options will not be realized without increased returns to stockholders, by way of increases to our stock price. Also, our stock options provide retention value by vesting over a multi-year period.
•	The primary purpose of the restricted stock is to support retention and continuity of executive officers. The restricted stock awards vest in equal installments each year over a multi-year period. However, the realized value of restricted stock is also tied to stock price performance, since the value of restricted stock increases or decreases depending on our stock price at vesting.

2013 Long-Term Equity Compensation Grant

In March 2013, the Company awarded long-term equity compensation to the executive officers in the form of stock options and restricted stock under the Company’s 2011 Omnibus Incentive Plan. The table below shows the details of the grants.

Grant Year 2013	Stock Options	Restricted Stock

Weighting	75% of grant value	25% of grant value

Vesting Schedule	Vesting in equal installments annually over four years	Vesting in equal installments annually over five years

Life of Option	10 years from date of grant	n/a

Price per Share	Exercise Price of $29.35	Grant Price of $29.35

The table below shows the total value of the 2013 long-term equity grants to the named executive officers as well as the number of stock options (determined by dividing stock options grant value by the Black-Scholes value of each stock option as of the grant date) and the number of shares of restricted stock (determined by dividing restricted stock grant value by the fair value per share of Company stock as of the grant date):

Name	Stock Option Grant	Number of Stock Options	Restricted Stock Grant	Shares of Restricted Stock

Andrew R. Lane	$2,103,923	173,982	$699,998	23,850

James E. Braun	$676,264	55,923	$224,997	7,666

Daniel J. Churay	$422,666	34,952	$140,616	4,791

Alan H. Colonna	$544,017	44,987	$181,001	6,167

Rory M. Isaac	$298,679	24,699	$99,379	3,386

Gary A. Ittner	$298,679	24,699	$99,379	3,386

James F. Underhill	$469,622	38,835	$156,259	5,324

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Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current named executive officers do not receive any additional benefits.

The Company reimburses Mr. Colonna the cost of a company car, Mr. Isaac the cost of a country club membership and a company car and Mr. Ittner the cost of a country club membership and a company car. During 2013, the Company reimbursed the executive officers for certain spousal travel costs to business events. This cost was imputed to the respective executive officer as income.

The Company had a practice of providing each executive officer with a personal liability insurance policy to supplement the directors’ and officers’ liability insurance program. The Company has imputed the value of each executive officer’s personal policy to the executive’s income. The Company discontinued this practice in 2014.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 4% of the Company’s outstanding common stock as of February 28, 2014. In addition, the Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guideline
Chief Executive Officer	5 times base salary
Executive Vice-Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

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If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

As of December 31, 2013, all executive officers and directors (other than Mr. Cornell) have already satisfied the ownership guidelines even though each person has more than four more years to achieve compliance.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions involving Company securities including:

•	Engaging in short sales

•	Engaging in transactions in put options, call options or other derivative securities related to Company securities, on an exchange or in any other organized market

•	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds

•	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prior to the Company’s initial public offering in April 2012, Mr. Krans indirectly owned through a limited liability company an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares to its interest holders, including to Mr. Krans’ limited liability company. Mr. Krans’ shares of MRC Global common stock held through his limited liability company remain subject to a general security interest.

Prohibition on Re-pricing of Stock Options without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment that reduces or would have the effect of reducing the option price of an option previously granted under the plan, whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Our Compensation Committee also considered the implementation of a compensation clawback policy to recover incentive compensation from our officers under certain circumstances. However, the SEC has not yet promulgated final rules to implement the requirements of the Dodd-Frank Section 954 rules regarding these policies. We have decided not to implement a clawback policy until those rules are finalized.

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Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

Section 162(m) (“Section 162(m)”) of the IRC disallows a company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officer and to the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). We rely, to the maximum extent permitted, on a transition rule under Section 162(m) (relating to companies who conduct certain initial public offerings) that results in deductions not being disallowed with respect to amounts paid under our compensation plans during a transition period following an initial public offering (and with respect to annual cash incentive, options and restricted stock paid or granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). As the Company is in such a transition period until its annual meeting of stockholders in 2016, the Company has and may in the future during the transition period grant options and other awards or provide other compensation in excess of these Section 162(m) limitations without disallowance of the deduction of the related compensation expense, which our 2011 Omnibus Incentive Plan permits. As a general matter, the Company strives to design its compensation programs to meet the requirements of Section 162(m) to achieve the deduction for compensation expense; however, the Company may on an exception basis also pay compensation to its executive officers that may not be fully deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. Best and Boylan and Dr. Linse. Messrs. Crampton and Daly were members of the Compensation Committee until May 8, 2013 and November 7, 2013, respectively. Dr. Linse was appointed to the Compensation Committee on November 7, 2013 as a replacement to Mr. Daly.

No member of the Compensation Committee was an officer or employee of the Company during 2013, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2013, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Messrs. Crampton and Daly are Managing Directors of Goldman, Sachs & Co. Mr. Boylan is the chairman, CEO and president of one of our customers, Cypress Energy Partners, LP. For a description of our Company’s transactions with Goldman, Sachs & Co. and certain of its affiliates, see “Certain Relationships and Related Transactions – Transactions with Affiliates of Goldman, Sachs & Co.” For a description of our Company’s transactions with Cypress Energy Partners, LP, see “Certain Relationships and Related Transactions – Transactions with Cypress Energy Partners”.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

    Rhys J. Best, Chair

    Peter C. Boylan, III

    Dr. Cornelis A. Linse

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Proposal II – Advisory Vote on Named Executive Officer Compensation

We request our stockholders’ non-binding, advisory vote on our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•	The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2013 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal conforms to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2015 Annual Meeting of stockholders.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

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Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Employment and Other Agreements

Each of the current named executive officers has entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements, and Mr. Colonna, Mr. Isaac and Mr. Ittner each entered into new employment agreements, in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

Mr. Lane’s employment agreement has an initial term of three years, which will automatically be extended on the third anniversary and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each of the other current named executive officer’s employment agreements has an initial term of one year, which will automatically be extended the first anniversary of the date of the agreement and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary in effect at the beginning of the relevant fiscal year. The following table sets forth each current named executive officer’s 2014 base salary and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage

Andrew R. Lane	$850,000	100%

James E. Braun	$475,000	75%

Daniel J. Churay	$400,000	75%

Alan H. Colonna	$400,000	75%

Rory M. Isaac	$407,500	75%

Gary A. Ittner	$397,500	75%

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Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of the other current named executive officers is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In August 2013, Mr. Underhill, then the Company’s executive vice president & chief operating officer – U.S. operations, agreed to retire.

The Company and Mr. Underhill were parties to an employment agreement (the “Underhill Employment Agreement”). Pursuant to the Underhill Employment Agreement, the Company separated Mr. Underhill from service without Cause (as defined in the Underhill Employment Agreement) effective August 31, 2013 due to the elimination of Mr. Underhill’s position of chief operating officer – U.S. operations and the consolidation of that position with the position of executive vice president- business development. The Company has entered into a Separation Agreement and Complete Release dated August 16, 2013 with Mr. Underhill pursuant to which Mr. Underhill will receive the post termination benefits set forth in the Underhill Employment Agreement. These benefits include the following:

•	Separation payments equal to Mr. Underhill’s base salary of $500,000, paid by a lump sum installment of $250,000 and the remainder in thirteen bi-weekly installments beginning March 2014;

•	An annual cash incentive for 2013 based on actual Company performance, prorated for the number of days Mr. Underhill was actively employed in 2013, paid in early 2014 at the same time as other executives of the Company after the review of 2013 results;

•	The continuation of medical, dental and vision benefits for 12 months; and

•	Payment for accrued but unused vacation days.

To receive these benefits Mr. Underhill is required to comply with the following covenants:

•	Execute a release in favor of the Company;

•	Maintain the confidentiality of confidential information of the Company;

•	May not compete against the Company for 12 months;

•	May not solicit business from the Company’s customers or the employment of the Company’s employees for 12 months, or otherwise interfere with Company business relationships;

•	May not interfere with the proprietary rights of the Company;

•	May not make statements that disparage the Company; and

•	Cooperate with the Company with respect to matters that occurred while he was employed by the Company and provide the Company with consulting services regarding IT matters and U.S. operations as the Company requests.

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As a result of his thirty-three years of service to the Company, Mr. Underhill was considered “retired” for the purposes of his outstanding, unvested awards of 135,954 options and 5,324 shares of restricted stock. The options were issued at exercise prices between $18.10 and $29.35 and vest in installments through May 2017; and the restricted stock awards vest in installments through March 2018. During the remaining vesting period of each award, so long as Mr. Underhill does not compete with the Company or solicit business from the Company’s customers or the employment of the Company’s employees, these awards will continue to be governed by the applicable award agreement and equity award plan, except that each option will continue to vest in accordance with the original vesting schedule and may be subject to accelerated vesting under certain circumstances.

Mr. Underhill is a participant in the NQD Plan (defined below). As a result of his departure, a “Separation of Service” occurred under the NQD Plan, and Mr. Underhill will receive the benefits to which he is entitled under the NQD Plan in accordance with its terms.

The Company also entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Underhill pursuant to which Mr. Underhill will perform certain consulting services for the Company pertaining to the Company’s IT systems and U.S. operations and Mr. Underhill’s duties for the Company prior to his separation. The Consulting Agreement commences September 1, 2014 and ends on March 31, 2015. For the services to be rendered under the Consulting Agreement, Mr. Underhill will be entitled to a consulting fee of $250,000, payable in six equal monthly installments, subject to further compliance with certain covenants pertaining to confidentiality, non-competition, non-solicitation of Company employees and non-interference with Company business relationships, and protection of proprietary rights of the Company. Pursuant to the Consulting Agreement, Mr. Underhill’s covenants not to compete with the Company or solicit the business of the Company’s customers or the employment of the Company’s employees have been extended an additional six months beyond the period required under the Separation Agreement and Complete Release.

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Summary Compensation Table for 2013

The following table sets forth certain information with respect to compensation earned during each of the fiscal years ended 2011, 2012 and 2013 by our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew R. Lane,	2013	850,000	—	314,500	699,998	2,103,923	—	14,732	3,983,153
Chairman,	2012	850,000	—	1,250,000	—	3,657,642	—	12,622	5,770,264
President and CEO	2011	700,000	—	509,334	1,351,800	3,869,971	—	12,422	6,443,527

James E. Braun,	2013	450,000	—	124,875	224,997	676,264	—	13,922	1,490,058
Executive Vice	2012	425,000	—	323,531	—	688,214	—	12,622	1,449,367
President and Chief Financial Officer	2011	71,923	298,460	51,540	—	1,362,410	—	184	1,784,517

Daniel J. Churay,	2013	375,000	—	104,063	140,616	422,666	—	13,922	1,056,267
Executive Vice	2012	362,250	196,695	275,763	—	462,018	—	166,718	1,463,444
President – Corporate Affairs, General Counsel and Corporate Secretary	2011	131,365	—	83,677	—	596,888	—	39,610	851,540

Alan H. Colonna,	2013	362,000	—	96,383	181,001	544,017	—	18,689	1,202,090
Executive Vice	2012	322,835	—	236,221	—	11,801	—	17,376	588,233
President – Business Development and U.S. Operations	2011	285,000	—	208,136	—	68,118	—	12,902	574,156

Rory M. Isaac,	2013	397,500	—	105,834	99,379	298,679	6,042	36,447	943,883
Executive Vice	2012	397,500	—	302,597	—	700,015	5,792	43,104	1,449,008
President – International Operations	2011	375,000	—	272,858	—	113,533	5,553	17,604	784,548

Gary A. Ittner,	2013	397,500	—	102,853	99,379	298,679	6,042	33,306	937,759
Executive Vice	2012	397,500	—	302,597	—	700,015	5,792	30,760	1,436,664
President – Supply Chain Management	2011	375,000	—	272,858	—	113,533	5,553	23,299	790,243

James F. Underhill,	2013	378,365	—	88,628	156,259	469,622	7,050	14,029	1,113,433
Former Executive	2012	500,000	—	380,625	—	700,015	6,758	14,902	1,602,300
Vice President and Chief Operating Officer – United States	2011	500,000	—	363,810	—	113,533	6,478	14,702	998,523

(1) The 2011 salaries of Messrs. Braun and Churay are prorated based on their respective employment start dates during that year. The 2013 salary for Mr. Underhill is prorated based on his retirement during the year.

(2) Bonuses for Messrs. Braun and Churay are signing bonuses pursuant to their respective offer letters.

(3) See “Compensation Discussion and Analysis – 2013 Annual Cash Incentive Performance” for a discussion of the 2013 annual cash incentive payouts.

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(4) See “Compensation Discussion and Analysis – Long Term Equity Compensation”. The amounts in these columns represent the grant date fair value of the restricted stock and option awards, respectively, calculated pursuant to ASC Topic 718. In addition, in the second quarter of 2012, the Compensation Committee re-priced the options granted to Messrs. Colonna, Isaac, Ittner and Underhill in December 2009 to a $21.05 per share exercise price. In 2013, the Compensation Committee amended the 2007 Stock Option Plan to prohibit any further re-pricings without stockholder approval. As a result of the 2012 repricing, the incremental fair value with respect to these awards, computed as of the repricing pursuant to ASC Topic 718, is also included in the 2012 option awards column. For more information on the analysis used in the calculations used to determine stock based compensation, please see Notes 1 and 11 of our 2013 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities Exchange Commission on February 21, 2014.

(5) The amounts in this column represent interest income earned on account balances in the NQD Plan.

(6) Amounts in this column for 2013 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan, a 401(k) plan, of $10,200 for Messrs. Lane, Braun, Churay, Colonna, Isaac, Ittner, and Underhill;

•	The imputed value for Company-provided group life insurance of $2,622 for Messrs. Lane, Braun and Churay, $4,902 for Mr. Colonna, $7,524 for Messrs. Isaac and Ittner, and $3,268 for Mr. Underhill;

•	The imputed value for personal use of country clubs for Messrs. Isaac and Ittner of $5,303 and $6,147, respectively;

•	The imputed value for a Company-provided automobile of $2,046 for Mr. Colonna, $11,776 for Mr. Isaac, and $6,674 for Mr. Ittner; and

•	Miscellaneous other imputed amounts total $1,910 for Mr. Lane, $1,100 for Messrs. Braun and Churay, $1,541 for Mr. Colonna, $1,644 for Mr. Isaac, and $2,761 for Mr. Ittner.

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Grants of Plan-Based Awards in Fiscal Year 2013

Name	Grant Date(s)	Estimated Future Payouts Under Non Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(2)
Andrew R. Lane	3/7/2013	212,500	850,000	926,500	23,850	173,982	29.35	2,803,921
James E. Braun	3/7/2013	84,375	337,500	367,875	7,666	55,923	29.35	901,261
Daniel J. Churay	3/7/2013	70,313	281,250	306,563	4,791	34,952	29.35	563,282
Alan H. Colonna	3/7/2013	67,875	271,500	295,935	6,167	44,987	29.35	725,018
Rory M. Isaac	3/7/2013	74,531	298,125	324,956	3,386	24,699	29.35	398,058
Gary A. Ittner	3/7/2013	74,531	298,125	324,956	3,386	24,699	29.35	398,058
James F. Underhill	3/7/2013	62,415	249,658	272,127	5,324	38,835	29.35	625,882

(1) Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2013 performance period, no portion of the awards based on Adjusted EBITDA or RANCE for each named executive officer was payable unless there was at least 75% achievement of those performance metrics. At 75% achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2013. The amount for Mr. Underhill is prorated based on actual time worked in 2013.

(2) Payouts for the Adjusted EBITDA and RANCE performance metrics increase in 3% increments for each additional percent of achievement beyond 75% up to 100% of those annual metrics. Upon full achievement of each of those performance metrics and full achievement of KPIs, 100% of the target annual cash incentive is paid. If performance metrics for Adjusted EBITDA and RANCE are exceeded, the maximum payment is 110% of target annual cash incentive for Adjusted EBITDA and RANCE. Payouts increase by 1% for each 1% increase in the performance. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2013, in each case, assuming 100% achievement of KPIs. The amount for Mr. Underhill is prorated based on actual time worked in 2013.

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Outstanding Equity Awards at 2013 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexerci- sable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Andrew R. Lane	9/10/2008	879,464	—	$18.10	9/10/2018	—	—
	11/10/2011	226,864	—	$18.10	11/10/2021	—	—
	5/9/2012	—	380,000	$20.85	5/9/2022	—	—
	3/7/2013	—	173,982	$29.35	3/7/2023	23,850	769,401

James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	—	55,923	$29.35	3/7/2023	7,666	247,305

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	—	48,000	$20.85	5/9/2022	—	—
	3/7/2013	—	34,952	$29.35	3/7/2023	4,791	154,558

Alan H. Colonna	3/27/2007	12,710	—	$9.62	1/31/2017	—	—
	6/16/2008	30,059	—	$17.36	6/16/2018	—	—
	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	8,287	—	$18.10	11/10/2021	—	—
	3/7/2013	—	44,987	$29.35	3/7/2023	6,167	198,947

Rory M. Isaac	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	—	24,699	$29.35	3/7/2023	3,386	109,232

Gary A. Ittner	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	—	24,699	$29.35	3/7/2023	3,386	109,232

James F. Underhill	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	—	38,835	$29.35	3/7/2023	5,324	171,752

Under the terms of the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, the final registered public offering by Goldman, Sachs & Co., the Company’s private equity sponsor, on November 13, 2013 was considered a “transaction” and resulted in accelerated vesting of all pre-IPO stock option and restricted stock grants issued to our named executive officers from 2009 through April 11, 2012.

See “Compensation Discussion and Analysis—2013 Long-Term Equity Compensation Grant” for a discussion of outstanding options and restricted stock granted in 2013. Options granted in 2013 vest in equal installments over four years and restricted stock granted in 2013 vest in equal installments over five years. Options granted in May 2012 vest on the fifth anniversary of the date of grant.

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Option Exercises and Stock Vested During 2013

Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	115,000	3,551,200
James E. Braun	—	—
Daniel J. Churay	—	—
Alan H. Colonna	—	—
Rory M. Isaac	—	—
Gary A. Ittner	—	—
James F. Underhill	—	—

(1) This column reflects restricted stock that vested on November 13, 2013.

(2) The value realized upon the vesting of the restricted stock is based on the closing price of our common stock on November 12, 2013 of $30.88 per share.

Nonqualified Deferred Compensation

The Company has adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan the (the “NQD Plan”). Under the terms of the NQD Plan, select members of management and highly compensated employees could defer receipt of a specified amount or percentage of cash compensation, including annual cash incentive payments. Pursuant to the NQD Plan, prior to 2009, McJunkin Red Man Corporation made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that we made on behalf of the participant to a defined contribution plan for the calendar year. The Compensation Committee decided in 2009 that no further company contributions would be made to participant accounts under the NQD Plan. In 2010, the Compensation Committee froze the NQD Plan. The applicable provisions of the NQD Plan continue to govern amounts that participants deferred or the Company contributed to accounts prior to the NQD Plan being frozen.

Each participant’s account balance at the beginning of the calendar year was greater than $100,000. In accordance with the terms of the NQD Plan, each participant is being credited quarterly with interest at the Prime Rate divided by four plus 0.25%. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by McJunkin Red Man Corporation. No further participation was allowed in the NQD Plan after December 31, 2007.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the IRC (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the NQD Plan), or upon a Change in Control (as defined in the NQD Plan) of McJunkin Red Man Corporation, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

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Nonqualified Deferred Compensation for 2013

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Alan H. Colonna	—	—
Rory M. Isaac	6,042	145,971
Gary A. Ittner	6,042	145,971
James F. Underhill	7,050	170,300

(1) We did not make contributions to participant accounts under the NQD Plan in 2013. However, during 2013, the accounts of the named executive officers with account balances under the NQD Plan were credited with interest in accordance with the terms of the NQD Plan.

Potential Payments upon Termination or Change in Control

Each of the current named executive officers has an employment agreement with the Company. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements. In some cases these employment agreements were entered into after December 31, 2013. However, for illustrative purposes, the amounts of potential payments and benefits for our current named executive officers as reflected in the tables below assume that the employment agreements were in effect as of, and the relevant trigger event (termination of employment or a change in control, as applicable) took place on, December 31, 2013. Since Mr. Underhill retired in August 2013, his potential payments upon termination or change in control are not included here.

Voluntary Separation

In the event of each current named executive officer’s voluntary separation (other than retirement) from employment, all unvested stock option and unvested restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options granted under the 2011 Omnibus Incentive Plan, if the current named executive officer retires and either: (a) the current named executive officer is at least 65 years of age, or (b) the current named executive officer’s age plus years of service equal to at least 80, the options will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided, that, the current named executive officer remains employed with the Company on or after the third anniversary of the date of grant unless the Compensation Committee waives this requirement.

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In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2013”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	54,808	—	54,808
Daniel J. Churay	46,154	—	46,154
Alan H. Colonna	46,154	—	46,154
Rory M. Isaac	47,019	145,971	192,990
Gary A. Ittner	53,510	145,971	199,481

(1) These amounts represent accrued but unused vacation time as of December 31, 2013.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of the current named executive officers is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

•	All accrued, but unpaid, obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•	Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane, who would receive monthly payments for 24 months following termination;

•	Continuation of medical benefits for 18 months, except for Mr. Lane, who would receive continuation of medical benefits for 24 months; and

•	A pro-rata annual cash incentive and for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for the other current named executive officers. In addition, the current named executive officers are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or “Disability” or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity awards held by the current named executive officers would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for the other current named executive officers as if the executive officer remained an active employee so long as the executive officer complies with the

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executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested would be immediately forfeited.

In addition, each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

	Accrued Obligations ($)(1)	Base Salary Continuation ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	3,400,000	314,500	28,132	—	—	3,824,363
James E. Braun	54,808	1,246,875	124,875	30,037	—	—	1,456,595
Daniel J. Churay	46,154	1,050,000	104,063	30,037	—	—	1,230,253
Alan H. Colonna	46,154	1,050,000	96,383	30,037	—	—	1,222,573
Rory M. Isaac	47,019	1,069,688	105,834	20,025	—	145,971	1,388,538
Gary A. Ittner	53,510	1,043,438	102,853	20,025	—	145,971	1,365,796

(1) These amounts represent accrued but unused vacation time as of December 31, 2013.

(2) In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2014 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2014 base salary. In the case of the other current named executive officers, the amounts represent the continuation of their respective base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2014 target percentage of 75%.

(3) Mr. Lane has a target annual cash incentive of 100% of his 2013 annual base salary. The other current named executive officers have a target annual cash incentive of 75% of annual base salary for 2013. Assuming a termination date of December 31, 2013, each of the current named executive officers would be entitled to receive 34.5% to 37.0% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

Termination for Cause

As defined in the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold and restricted stock that Mr. Lane holds under the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2013”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

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Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	54,808	—	54,808
Daniel J. Churay	46,154	—	46,154
Alan H. Colonna	46,154	—	46,154
Rory M. Isaac	47,019	145,971	192,990
Gary A. Ittner	53,510	145,971	199,481

(1) These amounts represent accrued but unused vacation time as of December 31, 2013.

Termination due to Death or Disability

Pursuant to the employment agreements with the current named executive officers, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and restricted stock would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and restricted stock that were granted to the current named executive officers would be deemed to be vested with respect to an additional 20% of the shares subject to the award agreement. Under the NQD Plan, in the event of termination due to death or Permanent Disability (as such term is defined in the NQD Plan), the full amount of the account would be payable. Each of the current named executive officers (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($)(3)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	314,500	1,122,298	—	1,518,529
James E. Braun	54,808	124,875	245,171	—	424,854
Daniel J. Churay	46,154	104,063	160,790	—	311,007
Alan H. Colonna	46,154	96,383	65,972	—	208,509
Rory M. Isaac	47,019	105,834	199,384	145,971	498,208
Gary A. Ittner	53,510	102,853	199,384	145,971	501,718

(1) These amounts represent accrued but unused vacation time as of December 31, 2013.

(2) Mr. Lane has a target annual cash incentive of 100% of his 2013 annual base salary. The other current named executive officers have an target annual cash incentive of 75% of annual base salary for 2013. Assuming a termination date of December 31, 2013, each of the current named executive officers would be entitled to receive 34.5% to 37.0% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

(3) The amount in this column includes the value of the acceleration of the vesting of an additional 20% of the restricted stock and stock options subject to the award agreements based on the closing price on December 31, 2013 of our common stock of $32.26.

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Change in Control

Under our employment agreements with each of our current named executive officers, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•	Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

•	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest.

Each of the current named executive officers’ employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)	The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)	The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

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Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities and such beneficial ownership increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or

(ii)	any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company;

(for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity; or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)	the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)	the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

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(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,

(ii)	any Related Entity,

(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or

(iv)	any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities,

has Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or

(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Pursuant to the NQD Plan, the full amount of a participant’s account will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation, or substantially all of the assets of McJunkin Red Man Corporation, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

The accelerated vesting of accounts under the NQD Plan in the event of a Change in Control does not provide an extra benefit to the current named executive officer because his account was fully vested as of December 31, 2007.

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The table below assumes that a Change in Control (as defined in the employment agreements and the NQD Plan) has occurred.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	5,100,000	42,197	5,611,489	—	10,835,417
James E. Braun	54,808	1,662,500	40,050	1,225,856	—	2,983,213
Daniel J. Churay	46,154	1,400,000	40,050	803,948	—	2,290,152
Alan H. Colonna	46,154	1,400,000	40,050	329,860	—	1,816,064
Rory M. Isaac	47,019	1,426,250	26,700	996,921	145,971	2,642,862
Gary A. Ittner	53,510	1,391,250	26,700	996,921	145,971	2,614,352

(1) These amounts represent accrued but unused vacation time as of December 31, 2013.

(2) In the case of Mr. Lane, the amount represents 36 months of base salary at the 2014 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2014 base salary. In the case of the other current named executive officers, the amounts represent the continuation of their respective base salaries for 24 months plus 24 months of target annual cash incentive (75% of his 2014 base salary) following termination at the 2014 target percentage of 75%.

(3) In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2014 COBRA rates, which include the administration fee. In the case of the other current named executive officers, the amounts represent 24 months of continued medical coverage based on 2014 COBRA rates, which include the administration fee.

(4) The amount in this column includes the value of the acceleration of the vesting of unvested stock options and unvested restricted stock. The value of the accelerated vesting is based on the per share value of the Company’s stock as of December 31, 2013, which was $32.26.

Certain Relationships and Related Transactions

This section describes related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2013.

Transactions with Cypress Energy Partners

One of our directors, Peter C. Boylan III, is the chairman and CEO of one of our customers, Cypress Energy Partners, LP. During 2013, we received revenue of $474,000 from Cypress Energy Partners, LP. Each sale was made on an arm’s-length basis at market pricing.

Transactions with Hansford Associates Limited Partnership

McJunkin Red Man Corporation, our principal U.S. operating subsidiary, leases certain land and buildings from Hansford Associates Limited Partnership, a limited partnership in which H.B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners. McJunkin Red Man Corporation paid Hansford Associates Limited Partnership an aggregate rental amount of approximately $1.9 million in 2013. We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates Limited Partnership are generally comparable to market rates negotiable among unrelated parties.

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Transactions with Affiliates of Goldman, Sachs & Co.

Up to and until November 13, 2013, certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities (the “Goldman Sachs Funds”), or Goldman, Sachs & Co., were the majority owners of PVF Holdings LLC, who prior to then owned in excess of 5% of the outstanding common stock of the Company. In addition Messrs. Daly and Crampton, former directors of the Company, were managing directors of Goldman, Sachs & Co.

Equity Transactions Involving Goldman, Sachs & Co.

In 2013, we paid Goldman, Sachs & Co. $10.9 million in fees and commissions as the co-lead bookrunner of our March 2013 secondary offering.

Transactions with SunGard AvantGard LLC

In 2012, we engaged SunGard AvantGard LLC, an affiliate of Goldman, Sachs & Co., to provide services for treasury and account receivables collection software and disaster recovery services. During the year ended December 31, 2013, we paid SunGard AvantGard LLC approximately $630,000 for these services.

Product Sales to Affiliates of Goldman, Sachs & Co.

From time to time, we sell products to affiliates of the Goldman, Sachs & Co. either through supply agreements or open purchase orders. During 2013, our total revenue from these affiliates was $33.7 million. Each sale was made on an arm’s-length basis at market pricing with the applicable affiliate.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders. Pursuant to this agreement, among other things, Transmark Holdings N.V. has the right to require us to register the shares of common stock which it owns on one occasion. The agreement also contains various customary indemnification, contribution and expense reimbursement provisions. Our director, Mr. Krans, controls Transmark Holdings N.V.

Other Related Party Transactions

Mr. Ittner’s son is employed in the operations area of the Company and has no direct reporting relationship to Mr. Ittner. His total compensation for 2013 was approximately $125,000.

Related Party Transaction Policy

We have in place a formal Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to

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approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

We were previously a party to a limited liability company agreement with PVF Holdings LLC (the “PVF LLC Agreement”), once a stockholder of the Company and originally our majority owner. Until November 13, 2013, we were bound by a provision in the PVF LLC Agreement, which provided that neither we nor any of our subsidiaries may enter into any transactions with any of the Goldman Sachs Funds or any of their affiliates except for transactions that:

(a)	are otherwise permitted or contemplated by the PVF LLC Agreement; or

(b)	are on fair and reasonable terms not materially less favorable to us than we would obtain in a hypothetical comparable arm’s-length transaction with a person that was not an affiliate of the Goldman Sachs Funds.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2013, except that, on March 28, 2013, there was a reportable deemed purchase of 6,049 shares of MRC Global common stock by the Goldman Sachs Group Inc. as a result of the settlement of a synthetic swap transaction effected in error by one of the Goldman Sachs Group Inc.’s trading desks. This error was not discovered until April 12, 2013. The Form 4 filings were made on April 17, 2013 in connection with the transaction, which was settled on April 15, 2013.

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Report of the Audit Committee

The Audit Committee oversees MRC Global’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent registered public accounting firm and the general counsel. The Audit Committee operates under a written charter that the Board approved, a copy of which is available on our website at www.mrcglobal.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements in MRC Global’s Annual Report on Form 10-K with management, including a discussion of the quality – not just the acceptability – of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP (“E&Y”), MRC Global’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of MRC Global’s accounting principles and such other matters as generally accepted auditing standards require discussion with the Audit Committee;

•	received the written disclosures and the letter from E&Y that applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) require regarding E&Y’s communications with the Audit Committee concerning independence;

•	discussed with E&Y its independence from management and MRC Global and considered whether E&Y could also provide non-audit services without compromising the firm’s independence;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as the PCAOB adopted it in Rule 3200T;

•	discussed with MRC Global’s internal auditors and E&Y the overall scope and plans for their respective audits, and then met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of MRC Global’s internal controls and the overall quality of MRC Global’s financial reporting;

•	based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC; and

•	appointed E&Y to serve as MRC Global’s independent registered public accounting firm for 2014, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board:

Leonard M. Anthony, Chair

Peter C. Boylan, III

John A. Perkins

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Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2013 and 2012.

	Year Ended December 31,
	2013	2012
(Dollars in thousands)

Audit Fees(1)	$2,042	$2,035

Audit-Related Fees(2)	$41	$235

Tax Fees(3)	$1,536	$1,856

All Other Fees	—	—

	$3,619	$4,126

(1) Includes fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2) Includes fees for due diligence services provided in connection with acquisitions, the audit of the Company’s retirement plan and segregation of duties review of the Company’s SAP system in Australia.

(3) Includes fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of E&Y, our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for these projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2012 and 2013, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

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Proposal III – Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 17, 2014, the Audit Committee appointed Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2014. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Website Access to Reports and Other Information

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Houston, Texas

March 25, 2014

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More Resources from MRC Global

2013 Annual Report

Investor Relations Web Page

MRC Global News

MRC Global PVF Mobile App on the AppStore

Corporate Responsibility in Action

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education health and human services, the arts and humanities and civic projects through the MRC Foundation and MRC Cares initiatives.

MRC Green Team

The MRC Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

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IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 1:00 a.m. Central Time, on April 29, 2014.
Vote by Internet
• Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

I.	Election of Directors:	01)	Andrew R. Lane	06)	Craig Ketchum	For All	Withhold All	For All Except
		02)	Leonard M. Anthony	07)	Gerard P. Krans	☐	☐
		03)	Rhys J. Best	08)	Cornelis A. Linse
		04)	Peter C. Boylan, III	09)	John A. Perkins
		05)	Henry Cornell	10)	H.B. Wehrle, III

The Board of Directors recommends a vote “FOR” proposals II and III.
		For	Against	Abstain			For	Against	Abstain
II.	Advisory vote on named executive officer compensation.	☐	☐	☐	III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014.	☐	☐	☐

IV.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after adjournment.

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

April 29, 2014

11:00 a.m. Houston, Texas time

Whitney Room

Four Seasons Hotel

1300 Lamar Street

Houston, Texas 77010

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2014 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on April 29, 2014.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Common Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 29th day of April, 2014, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING